                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)


                                                Thirty-nine
                                             -------------------
                                                 weeks ended                       Fiscal Years Ended
                                             -------------------  ---------------------------------------------------
                                             Oct. 28,   Oct. 30,  Jan. 29,   Jan. 30, Jan. 31,   Jan. 25,     Jan. 27,
                                               2000      1999*      2000       1999     1998       1997         1996
                                             -------------------  ---------------------------------------------------
NET EARNINGS
Income (loss) from continuing
  operations, after-tax..................  $       49      (43)         17         3       213        209          29

Income tax expense (benefit).............          31      (27)         11       (42)      120        139          34

Interest expense, excluding capitalized
  interest...............................          31       51          65        57        41         53          91

Portion of rents deemed representative
 of the interest factor (1/3)............         142      135         190       180       163        162         157
                                                -----   ------        ----      ----      ----       ----        ----
                                           $      253      116         283       198       537        563         311
                                                ======  ======        ====      ====      ====       ====        ====



FIXED CHARGES
Gross interest expense...................  $       32       52          67        64        41         53          91

Portion of rents deemed representative
 of the interest factor (1/3)............         142      135         190       180       163        162         157
                                                -----   ------         ---      ----      ----       ----        ----
                                           $      174      187         257       244       204        215         248
                                                =====   ======         ===      ====      ====       ====        ====

RATIO OF EARNINGS TO FIXED
 CHARGES.................................         1.5      0.6         1.1       0.8       2.6        2.6         1.3
                                                -----   ------         ---      ----      ----       ----        ----


Earnings were not adequate to cover fixed charges by $71million for the thirty-nine weeks ended October 30, 1999 and by $46 million for the fiscal year ended January 30, 1999.

* 1999 interim information has been restated to reflect the change in method for calculating the market-related value of pension plan assets.